Exhibit 99.1
PLEXUS REPORTS 19% ORGANIC REVENUE GROWTH FOR FISCAL 2008
Record Fiscal Fourth Quarter Revenue of $476 Million, EPS of $0.43
Initiates Q1 Revenue Guidance of $455 — $480 Million
NEENAH, WI, October 28, 2008 — Plexus Corp. (Nasdaq: PLXS) today announced:
Fiscal 2008 Results:
•	Revenue: $1.84 billion, up 19% over prior year
•	ROIC: 20.1%
•	Five year organic revenue CAGR: 18%
Q4 Fiscal 2008 Results (quarter ended September 27, 2008):
•	Revenue: $476 million
•	Diluted GAAP EPS of $0.43, including $0.05 per share of stock-based compensation expense, $0.05 per share of restructuring costs and a $0.05 per share benefit due to a change in tax rate.
Q1 Fiscal 2009 Guidance:
•	Revenue: $455 to $480 million
•	Diluted EPS: $0.38 to $0.43, excluding any restructuring charges and including approximately $0.06 per share of stock-based compensation expense.
Dean Foate, President and CEO, commented, “Fiscal 2008 was an excellent year for Plexus. We delivered revenue growth of 19.1%, ending the year at a record $1.84 billion. Our sector-focused business development strategy delivered growth in all five of our end-market sectors. Our five year compounded annual growth rate (CAGR) now stands at 18%. Our commitment to profitable, organic revenue growth delivered returns on invested capital (ROIC) of 20.1%, well above our weighted average cost of capital (WACC). Our strong growth rate and economic profit performance were real achievements in an increasingly challenging macroeconomic environment.”
Mr. Foate continued, “We are very pleased with our strong finish to fiscal 2008. Fourth quarter revenue grew 4.3% sequentially to $476 million, a record result. We are establishing first quarter fiscal 2009 revenue guidance of $455 to $480 million with EPS of $0.38 to $0.43, excluding any restructuring charges and including approximately $0.06 per share of stocked-based compensation expense.”
Ginger Jones, Chief Financial Officer, added “Gross and operating margins were 10.5% and 4.4%, respectively, for the fourth quarter. Operating margin was 4.8% before restructuring charges. This is a strong result and consistent with our 20-10-5 financial model (20% ROIC target, 10% gross margin target and 5% operating margin target).”
Ms. Jones continued, “Our EPS for Q4 was impacted by two significant items. First, our tax rate for fiscal 2008 was 18%, due to the regional mix of production in the fourth quarter. This was lower than the 20% tax rate used when we established our guidance for this quarter. Consequently, diluted EPS for the quarter was $0.05 higher than we would have anticipated. Second, we recognized approximately $2.1 million of pre-tax restructuring charges during the quarter, primarily for the closure of our Ayer, MA facility which was announced on August 12, 2008. These restructuring charges reduced diluted EPS for the quarter by approximately $0.05. In comparison to our original guidance, which excluded restructuring charges, we recognized non-GAAP EPS of $0.48. This was above our original guidance range based on the tax rate benefit during the quarter.”
Mr. Foate continued, “We are pleased to report that we enjoyed an exceptional quarter of new manufacturing business wins, which we currently estimate will deliver approximately $200 million in annualized revenue when the programs are fully ramped in production over the coming quarters, subject to risks around the timing and ultimate realization of the forecasted revenues. In addition to these manufacturing wins, we have also won a new confidential customer program in our Industrial/Commercial sector to produce a complex, mechatronics product. This program is currently forecasted to deliver approximately $30 million of revenue, largely in the second half of fiscal 2009. Depending upon market acceptance, economic factors and the general uncertainty and risks of new-to-market products, this program could potentially result in a new top five customer for Plexus. This program represents the second significant mechatronics win for Plexus since we made the strategic decision this past year to pursue opportunities in this space.”
Mr. Foate added, “Over the past several years we have consistently set our target revenue growth range at 15% to 18%. With our five year organic CAGR at 18% and our ROIC in excess of our WACC, we believe that we have demonstrated the strength of our go-to-market strategy and the value of the Plexus brand in the market. Our fiscal first quarter guidance in combination with our exceptional new business win performance this past quarter suggests that we are off to a solid start for fiscal 2009. But, given the current macroeconomic environment and our uncertainty in customer forecasts, we are refraining from providing full year fiscal 2009 revenue targets until forecasts begin to stabilize and visibility improves.”
Foate concluded, “Despite the challenges in the environment we will continue to make prudent investments to service our customers and support long term growth, such as the previously announced modest expansions in North America and our new footprint in Hangzhou, China. Additionally, you should expect us to make modest investments to support our new business wins in the mechatronics space and we remain committed to our strategic initiative to establish our first regional presence in Central/Eastern Europe, continuing our quest to be the best-in-world EMS provider serving the mid-to-low-volume, higher-mix segment of the market.”
Plexus provides non-GAAP supplemental information. Non-GAAP income statements exclude transactions that are not expected to have an effect on future operations. Such transactions include restructuring costs, as well as the establishment or reduction of the valuation allowance for deferred tax assets. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP financial measures, including ROIC, are used for internal management assessments because such measures provide additional insight into ongoing financial performance. In particular, we provide ROIC because we believe it offers insight into the metrics that are driving management decisions as well as management’s performance under the tests which it sets for itself. Please refer to the attached reconciliations of non-GAAP supplemental data.
(continues)

MARKET SECTOR BREAKOUT
Plexus reports revenue based on the market sector breakout set forth in the table below, which reflects the Company’s sales and marketing focus.

Market Sector	Q3 — F08		Q4 — F08		F07	F08
Wireline/Networking	$215 M	47%	$218 M	46%	$679 M	$803 M
Wireless Infrastructure	$41 M	9%	$50 M	10%	$130 M	$175 M
Medical	$99 M	22%	$97 M	20%	$369 M	$383 M
Industrial/Commercial	$72 M	16%	$75 M	16%	$235 M	$288 M
Defense/Security/Aerospace *	$29 M	6%	$36 M	8%	$133 M	$193 M
Total Revenue	$456 M		$476 M		$1,546 M	$1,842 M

*	The Defense / Security / Aerospace sector includes revenue from a large, un-named defense program of $1 million in Q3 F08, $2 million in Q4 F08, $62 million in F07 and $86 million in F08.
FISCAL Q4 HIGHLIGHTS
•	ROIC for the fourth fiscal quarter and fiscal 2008 was 20.1%. The Company defines ROIC as tax-effected operating income divided by average capital employed over a rolling five-quarter period. Capital employed is defined as equity plus debt, less cash and cash equivalents and short-term investments. In periods including restructuring charges we compute adjusted ROIC excluding restructuring costs to better compare ongoing operations.
•	Cash flow used by operations was approximately $400,000 for the quarter.
•	Top 10 customers comprised 61% of revenue during the quarter, down 1 percentage point from the previous quarter.
•	Juniper Networks Inc., with 19% of revenue, was the only customer representing 10% or more of revenue for the quarter.
•	Capital expenditures for the quarter were $16.5 million.
•	Cash Conversion Cycle:

Cash Conversion Cycle	Q3 —F08	Q4 —F08
Days in Accounts Receivable	48 Days	49 Days
Days in Inventory	77 Days	73 Days
Days in Accounts Payable	(57) Days	(50) Days
Annualized Cash Cycle	68 Days	72 Days
(continues)

Conference Call/Webcast and Replay Information:

What:	Plexus Corp.'s Fiscal Q4 Earnings Conference Call

When:	Wednesday, October 29th at 8:30 a.m. Eastern Time

Where:	888-693-3477 or 973-582-2710 with conference ID: 66839512
http://www.videonewswire.com/PLXS/102908
(requires Windows Media Player)

Replay:	The call will be archived until November 5, 2008 at midnight Eastern Time
http://www.videonewswire.com/PLXS/102908
or via telephone replay at 800-642-1687 or 706-645-9291
PIN: 66839512
For further information, please contact:
Ginger Jones, VP and Chief Financial Officer
920-751-5487 or ginger.jones@plexus.com
About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronic Manufacturing Services (EMS) industry, providing product design, supply chain and materials management, manufacturing, test, fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace market sectors.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in mid- to low-volume, higher-mix customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 100 branded product companies in North America, Europe and Asia.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “plan,” “anticipate,” “goal,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties, including, but not limited to: the economic performance of the electronics, technology and defense industries; the risk of customer delays, changes or cancellations in both ongoing and new programs; the poor visibility of future orders, particularly in view of current economic conditions; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers and maintain our current customer base; the risks relative to a new confidential customer in the Industrial/Commercial sector, including customer delays, start-up costs, our potential inability to execute and lack of a track record of order volume and timing; the risks of concentration of work for certain customers; the weakness of the economy and the instability of the global banking system and the potential inability of us or our customers to access cash investments and credit facilities; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities, including our recent and planned expansions; the adequacy of restructuring and similar charges as compared to actual expenses, including the announced closure of our Ayer, MA facility; the degree of success and the costs of efforts to improve the financial performance of our Mexican operations; possible unexpected costs and operating disruption in transitioning programs; the costs and inherent uncertainties of pending litigation; market reaction to the recently completed share repurchase program; the effect of general economic conditions and world events (such changes in oil prices, terrorism and war in the Middle East); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings (particularly in Part II, Item 1A of our quarterly report on Form 10-Q for the quarter ended June 28, 2008).
(financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Net sales	$475,970	$425,679	$1,841,622	$1,546,264
Cost of sales	426,147	371,960	1,635,861	1,382,725

Gross profit	49,823	53,719	205,761	163,539

Operating expenses:
Selling and administrative expenses	26,850	21,175	100,815	82,263
Restructuring costs	2,119	906	2,119	1,838

	28,969	22,081	102,934	84,101

Operating income	20,854	31,638	102,827	79,438

Other income (expense):
Interest expense	(2,823)	(742)	(6,543)	(3,168)
Interest income	1,296	2,371	7,661	9,099
Miscellaneous income (expense)	(245)	(32)	(1,330)	(1,115)

Income before income taxes	19,082	33,235	102,615	84,254

Income tax expense	1,764	8,332	18,471	18,536

Net income	$17,318	$24,903	$84,144	$65,718

Earnings per share:
Basic	$0.44	$0.54	$1.94	$1.42

Diluted	$0.43	$0.53	$1.92	$1.41

Weighted average shares outstanding:
Basic	39,358	46,375	43,340	46,312

Diluted	39,851	46,864	43,850	46,739

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
Statements of Operations

	Three Months Ended		Twelve Months Ended
	September 27,	September 29,	September 27,	September 29,
	2008	2007	2008	2007

Net income — GAAP	$17,318	$24,903	$84,144	$65,718

Add: Income tax expense	1,764	8,332	18,471	18,536

Income before income taxes — GAAP	19,082	33,235	102,615	84,254

Add: Restructuring costs*	2,119	906	2,119	1,838

Income before income taxes and excluding restructuring costs — Non-GAAP	21,201	34,141	104,734	86,092

Income tax expense — Non-GAAP	1,960	8,535	18,852	18,940

Net income — Non-GAAP	$19,241	$25,606	$85,882	$67,152

Earnings per share — Non-GAAP:
Basic	$0.49	$0.55	$1.98	$1.45

Diluted	$0.48	$0.55	$1.96	$1.44

Weighted average shares outstanding:
Basic	39,358	46,375	43,340	46,312

Diluted	39,851	46,864	43,850	46,739

* Summary of restructuring costs

Restructuring costs:
Severance costs	$2,119	$906	$2,119	$1,838

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)
Operating Margin Calculation

	Three Months
	Ended	Operating
	Sept. 27, 2008	Margin %
Operating income	$20,854	4.4%
Restructuring costs	2,119

Operating income excluding restructuring costs	$22,973	4.8%

ROIC Calculation

Twelve Months
Ended
Sept. 27, 2008
Operating income	$102,827
Add: Unusual (restructuring) charges	2,119

Operating income (excluding unusual charges)	$104,946
Tax rate (excluding unusual charges)	x	18%

Tax impact	$18,890

Operating income (tax effected)	86,056

Average capital employed	$428,711

ROIC	20.1%

						Average
						Capital
	Sept 29, 2007	Dec 29, 2007	Mar 29, 2008	Jun 29, 2008	Sept 27, 2008	Employed
Equity	$573,265	$604,792	$531,164	$472,846	$473,945
Plus:
Debt — current	1,720	1,815	1,581	1,638	16,694
Debt — non-current	25,082	24,681	24,456	174,132	154,532
Less:
Cash and cash equivalents	(154,109)	(158,547)	(144,165)	(206,499)	(165,970)
Short-term investments	(55,000)	(54,500)	—	—	—

	$390,958	$418,241	$413,036	$442,117	$479,201	$428,711

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 27,	September 29,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$165,970	$154,109
Short-term investments	—	55,000
Accounts receivable	253,496	230,826
Inventories	340,244	275,854
Deferred income taxes	15,517	12,932
Prepaid expenses and other	11,742	5,434

Total current assets	786,969	734,155

Property, plant and equipment, net	179,123	159,517
Goodwill, net	7,275	8,062
Deferred income taxes	2,620	2,310
Other	16,243	12,472

Total assets	$992,230	$916,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$16,694	$1,720
Accounts payable	231,638	237,034
Customer deposits	26,863	10,381
Accrued liabilities:
Salaries and wages	41,086	23,149
Other	31,611	34,755

Total current liabilities	347,892	307,039

Long-term debt and capital lease obligations, net of current portion	154,532	25,082
Other liabilities	15,861	9,372
Deferred income taxes	—	1,758

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 46,772 and 46,402 shares issued, respectively, and 39,326 and 46,402 shares outstanding, respectively	468	464
Additional paid-in-capital	353,105	336,603
Common stock held in treasury, at cost, 7,446 shares and 0 shares, respectively	(200,110)	—
Retained earnings	309,708	224,586
Accumulated other comprehensive income	10,774	11,612

Total shareholders’ equity	473,945	573,265

Total liabilities and shareholders’ equity	$992,230	$916,516

# # #